Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Viking Therapeutics, Inc. on Form S-8 of our report dated March 13, 2019, with respect to our audits of the financial statements of Viking Therapeutics, Inc. as of December 31, 2018 and 2017 and for the years ended December 31, 2018 and 2017, appearing in the Annual Report on Form 10-K of Viking Therapeutics, Inc. for the year ended December 31, 2018.

/s/ Marcum LLP

Marcum llp

Costa Mesa, California

March 13, 2019